UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2012 (November 30, 2012)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Montana	1-35097	77-0639000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 1040

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 323-0008

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Chief Operating Officer

Effective November 30, 2012, Emerald Oil, Inc. (the “Company”) appointed David Veltri as the Chief Operating Officer of the Company. Mr. Veltri, 55, has over 31 years of oil and gas industry experience with a major oil company and several independent oil companies, where he has managed and provided engineering for all phases of upstream and mid-stream oil and gas operations, covering North Dakota, Wyoming, the Rocky Mountains, the Southern U.S., Mid-Continent, Louisiana, Texas and various international locations. Most recently, Mr. Veltri served as an independent petroleum engineering consultant from October 2011 through November 2012. From August 2008 through September 2011, Mr. Veltri served as Vice President/General Manager of Baytex Energy USA Ltd., where he managed business unit operations, capital drilling programs, lease maintenance and producing properties in the Williston Basin in North Dakota. From September 2006 to July 2008, Mr. Veltri was Production Manager at El Paso Exploration and Production Company, where he managed producing oil and gas properties located in northern New Mexico. Mr. Veltri received a Bachelor of Science in Mining and Engineering from West Virginia University.

Mr. Veltri will receive an annual base salary of $220,000 and is eligible to receive an annual performance bonus of up to 75% of his base salary based on performance metrics to be determined by the Company’s Compensation Committee, which may be paid in cash or equity awards at the Company’s discretion. Mr. Veltri is also eligible to receive additional performance bonuses from time to time based upon corporate and personal performance as determined at the discretion of the Compensation Committee, which may be in the form of cash or equity awards. In connection with his employment, the Company made an initial grant of 80,000 restricted stock units, one-third of which immediately and the remaining two-thirds vest equally on an annual basis, subject to certain conditions.

Mr. Veltri does not have any family relationships with any director, executive officer, or any person nominated to become a director or executive officer, of the Company, and there are no arrangements or understandings between Mr. Veltri and any other person pursuant to which Mr. Veltri was appointed as the Chief Operating Officer of the Company. There are no transactions in which Mr. Veltri had or will have an interest that would be required to be disclosed pursuant to Item 404(a).

Item 7.01              Regulation FD Disclosure.

On December 10, 2012, the Company issued a press release entitled “Emerald Oil, Inc. Announces Appointment of Chief Operating Officer.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 in this Current Report on Form 8-K, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

J.R. Reger, Executive Chairman, Michael Krzus, Chief Executive Officer, McAndrew Rudisill, President, Paul Wiesner, Chief Financial Officer, Mitchell R. Thompson, Chief Accounting Officer, Karl Osterbuhr, Vice President of Exploration and Business Development, David Veltri, Chief Operating Officer, and Marty Beskow, Vice President of Finance/Capital Markets, each entered into planned trading programs pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, which we refer to as “10b5-1 plans.” In addition, Daniel L. Spears, Duke R. Ligon and Seth Setrakian, who are members of the Company’s board of directors, each entered into 10b5-1 plans.

Rule 10b5-1 provides guidelines for officers, directors and other insiders to prearrange sales of their company’s securities in a manner that avoids concerns about initiating stock transactions while in possession of material nonpublic information. Other officers and directors of the Company may adopt plans pursuant to Rule 10b5-1 in the future. Actual transactions completed under individual 10b5-1 plans will be reported from time to time on forms filed with the Securities and Exchange Commission.

Each of foregoing members of management and non-employee directors has indicated to the Company that he entered into his plan for tax planning purposes, which includes obtaining funds for the payment of certain tax obligations triggered by the vesting of equity incentive awards. All of the 10b5-1 plans are operative through 2013 and terminate on December 31, 2013.

Disclosure regarding the entry into the 10b5-1 Plans is being provided for informational purposes only. Except as may be required by law, the Company does not undertake to report modifications, terminations or other activities under current or future 10b5-1 plans established by its officers and directors.

Item 9.01.               Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Exhibit Description

99.1	Press release dated December 10, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

By: /s/ Mitchell R. Thompson

Mitchell R. Thompson

Chief Accounting Officer

Date: December 10, 2012

EXHIBIT INDEX

Exhibit	Exhibit Description

99.1	Press release dated December 10, 2012.